KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG LLP Suite 1900 150 West Jefferson Detroit, MI 48226 Consent of Independent Registered Public Accounting Firm We consent to the inclusion in the Annual Report on Form 10-K of our report dated February 26, 2025 and to the incorporation by reference in the Registration Statements on Forms S-8 and S-3 (Nos. 333-280997, 333- 280998, and 333-292262), with respect to the consolidated financial statements of Lineage, Inc. /s/ KPMG LLP Detroit, Michigan February 25, 2026